Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-170656) of Graymark Healthcare, Inc. of our report dated April 9, 2012, with respect to the consolidated financial statements of Graymark Healthcare, Inc. as of and for the years ended December 31, 2011 and 2010, which appears in this Form 10-K.

/s/ Eide Bailly LLP

Greenwood Village, Colorado

April 9, 2012